EXHIBIT 99.1

PERRIGO REPORTS FIRST QUARTER FISCAL YEAR 2022 FINANCIAL RESULTS FROM CONTINUING OPERATIONS, RAISES GUIDANCE

Highlights:

•Perrigo achieved first quarter net sales of $1.1 billion, an increase of 6.4% versus the prior year quarter. Organic(1) net sales increased 9.7%, led by continued strong consumer demand, particularly for cough/cold products globally and infant formula in the U.S.

•Reported loss per diluted share for the first quarter of 2022 was $0.01, as compared to earnings per diluted share ("EPS") of $0.02 in the prior year quarter.

•Adjusted diluted EPS for the first quarter of 2022 was $0.33 per diluted share, as compared to $0.50 per diluted share in the prior year quarter, as higher sales volumes, increased pricing and procurement actions were more than offset by cost headwinds and unfavorable foreign exchange rate movements. Currency-neutral EPS for the quarter was $0.37, including a $0.02 per share negative impact from the war in Ukraine.

•Cash flow from operations as a percentage of adjusted net income was a strong 176% in the quarter.

•Subsequent to quarter end, successfully completed the acquisition of Héra SAS (“HRA Pharma” or "HRA"), which advances the Company’s self-care strategy through the addition of the successful consumer brands Compeed(R), ellaOne(R) and Mederma(R), as well as a trusted rare disease portfolio.

•Received U.S. Food and Drug Administration (FDA) approval for OTC NasonexTM, the Company’s first ever branded Rx-to-OTC switch; U.S. launch expected this fall.

•Raising its fiscal 2022 net sales growth guidance to 8.5%-9.5% from 3.5%-4.5%, compared to the prior year, primarily due to the acquisition of HRA. The Company is also raising its organic sales growth guidance to 8.0%-9.0% from 7.0%-8.0%.

•Raising its fiscal 2022 adjusted EPS guidance range to $2.30-$2.40 from $2.10-$2.30 per diluted share, reflecting approximately $0.35 from the HRA acquisition, partially offset by macro-economic factors, including $0.10 impact from additional unfavorable foreign exchange rate movements, $0.05 impact from expected lost business in Ukraine and Russia, and $0.05 in higher interest expense from refinancing.

(1) See attached Appendix for details. Organic net sales growth excludes the effects of acquisitions and divestitures and the impact of currency.

(2) In addition to other non-GAAP adjustments as described in the attached appendix, adjusted profit measures, including adjusted EPS and adjusted operating income, exclude from Q1 2021 certain costs, which are reported in GAAP continuing operations but were previously allocated to the RX business. On a go-forward basis, such costs are either covered by the transition services agreement or have been eliminated following closing. We do not believe such operational costs are representative of the future expenses of our continuing operations. See attached appendix for additional details.

Dublin, Ireland - May 11, 2022 - Perrigo Company plc (NYSE: PRGO) (“Perrigo” or the “Company”), a leading provider of Consumer Self-Care Products, today announced financial results for the first quarter ended April 2, 2022. All comparisons are against the prior year fiscal first quarter, unless otherwise noted.

President and CEO, Murray S. Kessler commented, “We delivered another quarter of very strong organic net sales growth as consumer demand driven sales again strengthened sequentially. The categories in which we compete are growing and remain on-trend, and the products in our portfolio that were most disrupted by the pandemic, including cough/cold, have rebounded. The strong performance of our U.S. infant formula business, which benefited from innovation and availability while a competitor experienced quality issues, was also notable."

Kessler continued, "First quarter earnings were in-line with our expectations, despite significant and increasing cost headwinds and a significantly strengthening U.S. dollar. We now expect full year 2022 cost headwinds to increase by approximately $125 million versus prior year as compared to our original expectation of an increase of $80 million. While price increases and procurement actions are expected to offset inflation for the full year, adverse foreign exchange rate movements and to a lesser extent business disruption in Ukraine and Russia are likely to remain. With the addition of HRA Pharma and higher expectations for organic net sales growth, we expect to more than offset these headwinds and have raised our net sales and adjusted EPS guidance for the year."

Kessler concluded, “With our consumer self-care transformation complete, our focus going forward will be to 'Optimize and Accelerate' through gross margin enhancement via supply chain reinvention, pricing actions and portfolio consolidation, the successful integration of HRA and by continually improving our organization and culture. The path ahead is clear and we remain on track to deliver significant profitable growth over the next few years."

Refer to Tables I - IV at the end of this press release for a reconciliation of non-GAAP adjustments to the current year and prior year periods and additional non-GAAP information. The Company’s reported results are included in the attached Consolidated Statements of Operations, Balance Sheets and Statements of Cash Flows.

First Quarter 2022 Perrigo Results from Continuing Operations

Perrigo net sales for the first quarter were $1.1 billion, an increase of $65 million, or 6.4%. Organic net sales grew 9.7%.

Net sales were driven by 1) higher incidences of cough/cold and flu-like illnesses globally, leading to an increase of $49 million in cough/cold sales that benefited the Upper Respiratory and Pain and Sleep Aids categories, 2) strong growth in U.S. Nutrition stemming from store brand infant formula share gains and a competitor recall, 3) the addition of $33 million in contract manufacturing sales to the divested RX business, 4) higher net sales in the CSCI Skincare and Personal Hygiene category, and 5) increased pricing across both Consumer Self-Care segments. These drivers also benefited from new product sales and e-commerce growth. These increases were partially offset by 1) lower net sales in the global Healthy Lifestyle and CSCI VMS categories, 2) unfavorable currency exchange rate movements of $34 million, and lower sales in Ukraine and Russia.

First quarter reported operating income was $22 million in 2022, compared to $51 million in 2021. Adjusted operating income decreased $32 million, or 26.8%, to $87 million in 2022 driven by 1) $34 million in cost headwinds, including cost of goods sold inflation, carry over of unfavorable plant absorption in 2021 and increased freight expenses, 2) higher customer service claims related to unfulfilled customer orders due to unusual ordering patterns during the quarter in CSCA, 3) higher planned advertising and promotion investments to support brand growth, 4) lower profitability in contract manufacturing sales to the divested RX business compared to the prior year, and 5) the impact from lower sales in Ukraine and Russia. These factors were partially offset by higher gross profit flow-through resulting from higher volumes and pricing.

Reported net loss was $1.3 million, or $0.01 per diluted share, compared to reported net income of $2.8 million, or $0.02 per diluted share in the prior year period. Excluding certain charges as outlined in Table I, first quarter 2022 adjusted net income was $45 million, or $0.33 per diluted share, compared to $67 million, or $0.50 per diluted share, last year. Currency-neutral EPS for the quarter was $0.37, including a $0.02 per share negative impact from the war in Ukraine.

First Quarter 2022 Business Segment Results from Continuing Operations

Consumer Self-Care Americas Segment

CSCA first quarter net sales of $710 million increased $70 million, or 10.9%. Primary category drivers are provided below.

Upper Respiratory
Net sales of $153 million increased 28.8% due primarily to higher incidences of cough/cold and flu-like illnesses that led to strong demand for cough/cold products, particularly store brand liquid-based cough/cold offerings, and demand for oral allergy products.

Digestive Health
Net sales of $119 million increased 0.2% as growth in e-commerce was offset by temporary packaging constraints on a specific product, which is expected to alleviate during the second half of 2022, and lower category consumption of proton pump inhibitors compared to the prior year.

Pain & Sleep-Aids
Net sales of $103 million increased 8.2% due primarily to strong demand for children's analgesics products stemming from higher incidences of cough/cold and flu-like illnesses, partially offset by higher demand for certain premium dosage forms where the Company today does not provide a store brand offering.

Nutrition
Net sales of $127 million increased 38.0% due primarily to strong growth in U.S. store brand infant formula stemming from share gains and a competitor recall, new product launches within infant formula and continued growth in the oral electrolytes business.

Oral Care
Net sales of $70 million decreased 6.1% due primarily to delayed receipt of products manufactured outside the U.S., leading to unfulfilled customer orders.

Healthy Lifestyle
Net sales of $68 million decreased 11.1% due primarily to the discontinuation of diabetes products and lower category consumption and share of certain smoking cessation products.

Skincare & Personal Hygiene

Net sales of $49 million decreased 12.3% due primarily to service challenges related to the now divested Scaraway(R) brand and discontinued product in non-strategic category segments.

Vitamins, Minerals, and Supplements ("VMS") and Other
Net sales of $21 million increased 132.6% due primarily to contract manufacturing sales to the divested RX business.

Reported operating income was $79 million in the quarter compared to $96 million in 2021. Adjusted operating income decreased $23 million to $87 million driven primarily by 1) cost headwinds, including cost of goods sold inflation, carry over of unfavorable plant absorption in 2021 and increased freight expenses, 2) higher customer service claims related to unfulfilled customer orders due to unusual ordering patterns during the quarter in CSCA, and 3) lower profitability in contract manufacturing sales to the divested RX business compared to the prior year. These factors were partially offset by higher gross profit flow-through resulting from net sales growth and lower operating expenses.

Consumer Self-Care International Segment

CSCI net sales of $365 million decreased $5 million, or 1.4%, including a negative impact of 9.1 percentage points from unfavorable currency exchange rate movements. Organic net sales growth was a strong 7.7%. Primary category drivers are provided below.

Skincare & Personal Hygiene
Net sales of $102 million decreased 4.8%, or an increase of 4.9% excluding the impact of currency, driven primarily by increased net sales of the anti-parasite brand Paranix, due to the easing of COVID-19-related restrictions, and strong performances and new product launches in the ACO and Sebamed skincare lines.

Upper Respiratory
Net sales of $61 million increased 43.1%, or 56.6% excluding the impact of currency, as the higher incidences of cough/cold and flu-like illnesses led to strong demand for cough/cold products, including Bronchonolo, Coldrex, Phytosun, Physiomer and U.K. store brands. New products also contributed to growth in the quarter.

VMS
Net sales of $48 million decreased 18.8%, or 10.5% excluding the impact of currency, due primarily to lower category consumption and the lingering impact from the third quarter 2021 recall of certain batches of Davitamon and Abtei.

Pain & Sleep-Aids
Net sales of $52 million increased 5.5%, or 13.5% excluding the impact of currency, due primarily to an increase in U.K. store brand consumption and higher demand for Solpadeine, a paracetamol-based analgesics product.

Healthy Lifestyle
Net sales of $43 million decreased 15.1%, or 7.6% excluding the impact of currency, due primarily to lower net sales in the XLS Medical weight management franchise stemming from lower category consumption and timing of NiQuitin smoking cessation product sales to customers.

Oral Care

Net sales of $24 million decreased 4.3% or an increase of 5.5% excluding the impact of currency, due primarily to customer restocking following supply constraints in the prior year.

Digestive Health and Other
Net sales of $35 million decreased 3.6%, or an increase of 3.1% excluding the impact of currency, due primarily to higher sales of distribution brands.

Reported operating income was $16 million in the quarter compared to $17 million in the prior year quarter. Adjusted operating income decreased $7 million, or 12.1%, to $53 million as higher gross profit flow-through resulting from net sales growth was more than offset by higher planned advertising & promotion investments to support brand growth and unfavorable currency exchange rate movements. Excluding the impact of currency, adjusted operating income was flat compared to the prior year quarter.

Updated Fiscal 2022 Outlook

Based on current foreign exchange rates, the Company is raising its fiscal 2022 growth range outlook from 3.5%-4.5% to 8.5%-9.5% versus the prior fiscal year, primarily due to the acquisition of HRA, which closed on April 29, 2022. The Company is also raising its fiscal 2022 organic growth range outlook from 7%-8% to 8%-9%.

The Company is raising its adjusted diluted EPS range from $2.10-$2.30 to $2.30-$2.40, reflecting approximately $0.35 from the HRA acquisition, partially offset by approximately $0.10 from additional unfavorable exchange rate movements, $0.05 from stopping distribution of product to Russia, and approximately $0.05 in higher interest expense from refinancing.

The Company continues to expect first half margin compression and second half margin expansion and an adjusted effective tax rate of approximately 23%. Cash flow from operations as a percentage of adjusted net income is now expected to be above the Company's original range of 95%-105%.

The Company cannot reconcile its expected adjusted diluted earnings per share to diluted earnings per share under "Fiscal 2022 Outlook" without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time.

About Perrigo

Perrigo Company plc (NYSE: PRGO) is a leading provider of Consumer Self-Care Products and over-the-counter (OTC) health and wellness solutions that enhance individual well-being by empowering consumers to proactively prevent or treat conditions that can be self-managed. Perrigo is the largest store brand OTC player in the U.S. in the categories in which it competes through more than 9,000 SKUs under customer ‘own brand’ labels. Additionally, Perrigo is a Top 10 OTC company by revenue in Europe, where it markets more than 200 branded OTC products throughout 28 countries. Visit Perrigo online at www.perrigo.com.

Webcast and Conference Call Information

The conference call will be available live on Wednesday May, 11, 2022 at 8:30 A.M. (EDT) via webcast to interested parties in the investor relations section of the Perrigo website at http://perrigo.investorroom.com/events-webcasts or by phone at 888-317-6003, International 412-317-6061, and reference ID # 7280612. A taped replay of the call will be available beginning at approximately 12:00 P.M. (EDT) Wednesday, May 11, until midnight Wednesday, May 18, 2022. To listen to the replay, dial 877-344-7529, International 412-317-0088, and use access code 8916166.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements.” These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “forecast,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or the negative of those terms or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, including: the effect of the coronavirus (COVID-19) pandemic and its variants and associated supply chain impacts on the Company’s business; general economic, credit, and market conditions; the impact of the war in Ukraine and any escalation thereof, including the effects of economic and political sanctions imposed by the United States, United Kingdom, European Union, and other countries related thereto; the outbreak or escalation of conflict in other regions where we do business; future impairment charges; customer acceptance of new products; competition from other industry participants, some of whom have greater marketing resources or larger market shares in certain product categories than the Company does; pricing pressures from customers and consumers; resolution of uncertain tax positions, including the Company’s appeal of the draft and final Notices of Proposed Assessment (“NOPAs”) issued by the U.S. Internal Revenue Service and the impact that an adverse result in any such proceedings would have on operating results, cash flows, and liquidity; pending and potential third-party claims and litigation, including litigation relating to the Company’s restatement of previously-filed financial information and litigation relating to uncertain tax positions, including the NOPAs; potential impacts of ongoing or future government investigations and regulatory initiatives; potential costs and reputational impact of product recalls or sales halts; the impact of tax reform legislation and/or changes in healthcare policy; the timing, amount and cost of any share repurchases; fluctuations in currency exchange rates and interest rates; the Company’s ability to achieve the benefits expected from the sale of its Rx business and the risk that potential costs or liabilities incurred or retained in connection with the transaction may exceed the Company’s estimates or adversely affect the Company’s business or operations; the Company’s ability to achieve the benefits expected from the acquisition of HRA Pharma and the risks that the Company’s synergy estimates are inaccurate or that the Company faces higher than anticipated integration or other costs in connection with the acquisition; risks associated with the integration of HRA Pharma, including the risk that growth rates are adversely affected by any delay in the integration of sales and distribution networks; the consummation and success of other announced and unannounced acquisitions or dispositions, and the Company’s ability to realize the desired benefits thereof; and the Company’s ability to execute and achieve the desired benefits of announced cost-reduction efforts and strategic and other initiatives. An adverse result with respect to the Company’s appeal of any material outstanding tax assessments or pending litigation, including securities or drug pricing matters, could ultimately require the use of corporate assets to pay such assessments, damages from third-party claims, and related interest and/or penalties, and any such use of corporate assets would limit the assets available for other corporate purposes. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2021, as well as the Company’s subsequent filings with the United States Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Measures

This press release contains certain non-GAAP measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts different from the most directly comparable measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) in the statements of operations, balance sheets or statements of cash flows of the Company. Pursuant to the requirements of the U.S. Securities and Exchange Commission, the Company has provided reconciliations to the most directly comparable U.S. GAAP measures for the following non-GAAP financial measures referred to in this press release:

•net sales growth on an organic basis, which excludes acquisitions, divested businesses, and the impact of currency,
•adjusted gross profit,
•adjusted net income,
•adjusted diluted earnings per share,
•adjusted gross margin, and
•adjusted operating margin.

These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to the GAAP measures and may not be comparable to similarly named measures used by other companies.

The Company provides non-GAAP financial measures as additional information that it believes is useful to investors and analysts in evaluating the performance of the Company's ongoing operating trends, facilitating comparability between periods and, where applicable, with companies in similar industries and assessing the Company's prospects for future performance. These non-GAAP financial measures exclude items, such as impairment charges, restructuring charges, and acquisition and integration-related charges, that by their nature affect comparability of operational performance or that we believe obscure underlying business operational trends. The intangible asset amortization excluded from these non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements and is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. The non-GAAP measures the Company provides are consistent with how management analyzes and assesses the operating performance of the Company, and disclosing them provides investor insight into management’s view of the business. Management uses these adjusted financial measures for planning and forecasting in future periods, and evaluating segment and overall operating performance. In addition, management uses certain of the profit measures as factors in determining compensation.

Non-GAAP measures related to profit measurements, which include adjusted gross profit, adjusted net income, adjusted diluted EPS, adjusted gross margin and adjusted operating margin are useful to investors as they provide them with supplemental information to enhance their understanding of the Company’s underlying business performance and trends, and enhance the ability of investors and analysts to compare the Company’s period-to-period financial results. Management believes that adjusted gross margin and adjusted operating margin are useful to investors, in addition to the reasons discussed above, by allowing them to more easily compare and analyze trends in the Company’s peer business group and assisting them in comparing the Company’s overall performance to that of its competitors. As noted, for the first quarter of 2021, these adjusted profit measures exclude certain stranded costs, such as those related to corporate and shared service functions related to the RX business. Under GAAP, these stranded costs are reported within continuing operations, but were previously allocated to the RX business. We exclude these costs from all adjusted profit measures, as we do not believe they are representative of the future run-rate of expenses of our continuing operations. The Company also discloses net sales growth excluding the impact of currency on an organic basis. The Company believes these supplemental financial measures provide investors with consistency in financial reporting, enabling meaningful comparisons of past, present and future underlying operating results, and also facilitate analysis of the Company’s operating performance and acquisition and divestiture trends.

A copy of this press release, including the reconciliations, is available on the Company's website at www.perrigo.com.

Perrigo Investor Contact

Bradley Joseph, Vice President, Global Investor Relations & Corporate Communications; (269) 686-3373; e-mail: bradley.joseph@perrigo.com

Nicholas Gallagher, Manager, Global Investor Relations & Corporate Communications; (269) 686-3238, E-mail: nicholas.gallagher@perrigo.com

PERRIGO COMPANY PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	April 2, 2022	April 3, 2021
Net sales	$1,074.5	$1,010.0
Cost of sales	736.7	641.6
Gross profit	337.8	368.4

Operating expenses
Distribution	24.4	21.6
Research and development	29.3	31.1
Selling	135.6	135.5
Administration	122.3	127.1
Restructuring	3.6	1.7
Other operating expense, net	0.9	—
Total operating expenses	316.1	317.0

Operating income	21.7	51.4

Interest expense, net	35.8	32.0
Other (income) expense, net	(1.1)	2.4
Income (loss) from continuing operations before income taxes	(13.0)	17.0
Income tax expense (benefit)	(11.7)	14.2
Income (loss) from continuing operations	(1.3)	2.8
Income (loss) from discontinued operations, net of tax	(1.1)	35.3
Net income (loss)	$(2.4)	$38.1

Earnings (loss) per share
Basic
Continuing operations	$(0.01)	$0.02
Discontinued operations	(0.01)	0.27
Basic earnings (loss) per share	$(0.02)	$0.29
Diluted
Continuing operations	$(0.01)	$0.02
Discontinued operations	(0.01)	0.26
Diluted earnings (loss) per share	$(0.02)	$0.28

Weighted-average shares outstanding
Basic	134.0	133.2
Diluted	134.0	134.6

PERRIGO COMPANY PLC
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)
(unaudited)

	April 2, 2022	December 31, 2021
Assets
Cash and cash equivalents	$1,965.5	$1,864.9
Accounts receivable, net of allowance for credit losses of $7.1 and $7.2, respectively	679.3	652.9
Inventories	1,022.4	1,020.2
Prepaid expenses and other current assets	268.3	305.8
Current assets held for sale	—	16.1
Total current assets	3,935.5	3,859.9
Property, plant and equipment, net	846.3	864.1
Operating lease assets	195.7	166.9
Goodwill and indefinite-lived intangible assets	2,975.9	3,004.7
Definite-lived intangible assets, net	2,053.7	2,146.1
Deferred income taxes	6.7	6.5
Non-current assets held for sale	—	—
Other non-current assets	375.7	377.5
Total non-current assets	6,454.0	6,565.8
Total assets	$10,389.5	$10,425.7
Liabilities and Shareholders’ Equity
Accounts payable	$479.6	$411.2
Payroll and related taxes	88.6	118.5
Accrued customer programs	132.3	125.6
Other accrued liabilities	270.8	279.4
Accrued income taxes	5.4	16.5
Current indebtedness	4.6	603.8
Current liabilities held for sale	—	32.9
Total current liabilities	981.3	1,587.9
Long-term debt, less current portion	3,510.6	2,916.7
Deferred income taxes	238.9	239.3
Non-current liabilities held for sale	—	—
Other non-current liabilities	554.2	530.1
Total non-current liabilities	4,303.7	3,686.1
Total liabilities	5,285.0	5,274.0
Contingencies - Refer to Note 15
Shareholders’ equity
Controlling interests:
Preferred shares, $0.0001 par value per share, 10 shares authorized	—	—
Ordinary shares, €0.001 par value per share, 10,000 shares authorized	7,018.9	7,043.2
Accumulated other comprehensive income	15.0	35.5
Retained earnings (accumulated deficit)	(1,929.4)	(1,927.0)
Total shareholders’ equity	5,104.5	5,151.7
Total liabilities and shareholders' equity	$10,389.5	$10,425.7

Supplemental Disclosures of Balance Sheet Information
Preferred shares, issued and outstanding	—	—
Ordinary shares, issued and outstanding	134.6	133.8

PERRIGO COMPANY PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three Months Ended
	April 2, 2022	April 3, 2021
Cash Flows From (For) Operating Activities
Net income (loss)	$(2.4)	$38.1
Adjustments to derive cash flows:
Depreciation and amortization	69.5	90.4
Loss (Gain) on sale of business	1.4	—
Share-based compensation	26.3	25.0
Loss (Gain) on sale of assets	(5.8)	—
Restructuring charges	3.6	1.7
Deferred income taxes	5.1	(21.9)
Amortization of debt premium	(0.2)	(0.7)
Other non-cash adjustments, net	(17.5)	7.9
Subtotal	80.0	140.5
Increase (decrease) in cash due to:
Accounts receivable	(38.1)	(30.3)
Inventories	(10.5)	(83.2)
Prepaid expenses	(0.1)	(14.7)
Accounts payable	72.6	18.5
Payroll and related taxes	(31.8)	(45.9)
Accrued customer programs	8.9	(42.7)
Accrued liabilities	23.7	8.5
Accrued income taxes	(33.9)	27.0
Other, net	8.3	22.5
Subtotal	(0.9)	(140.3)
Net cash from (for) operating activities	79.1	0.2
Cash Flows From (For) Investing Activities
Proceeds from royalty rights	1.4	1.4
Asset acquisitions	—	(70.3)
Additions to property, plant and equipment	(20.3)	(45.4)
Net proceeds from sale of businesses	58.7	—
Proceeds from sale of assets	22.9	—
Other investing, net	—	0.3
Net cash from (for) investing activities	62.7	(114.0)
Cash Flows From (For) Financing Activities
Cash dividends	(34.2)	(32.6)
Other financing, net	(17.7)	(10.7)
Net cash from (for) financing activities	(51.9)	(43.3)
Effect of exchange rate changes on cash and cash equivalents	(3.7)	(3.9)
Net increase (decrease) in cash and cash equivalents	86.2	(161.0)
Cash and cash equivalents of continuing operations, beginning of period	1,864.9	631.5
Cash and cash equivalents held for sale, beginning of period	14.4	10.0
Less cash and cash equivalents held for sale, end of period	—	(9.6)
Cash and cash equivalents of continuing operations, end of period	$1,965.5	$470.9

TABLE I
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)
	Three Months Ended April 2, 2022
Consolidated Continuing Operations	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Restructuring, Impairment Charges, and Other Operating Income	Operating Income	Interest and Other	Income Tax Expense (Benefit)	Income from continuing operations*	Diluted Earnings per Share*
Reported	$1,074.5	$337.8	$29.3	$282.3	$4.5	$21.7	$34.7	$(11.7)	(1.3)	(0.01)
As a % of reported net sales		31.4%	2.7%	26.3%	0.4%	2.0%	3.2%	(1.1)%	(0.1)%
Effective tax rate								90.0%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	$—	$21.5	$(0.4)	$(27.0)	$—	$48.9	$(0.5)	$—	$49.4	$0.36
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	(11.4)	—	11.4	(3.5)	—	14.9	0.11
Impairment charges	—	—	—	—	(4.5)	4.5	—	—	4.5	0.03
(Gain) loss on divestitures	—	—	—	—	3.6	(3.6)	(1.6)	—	(2.0)	(0.01)
Unusual litigation	—	—	—	(0.3)	—	0.3	—	—	0.3	—
Restructuring charges and other termination benefits	—	—	—	—	(3.6)	3.6	—	—	3.6	0.03
(Gain) loss on investment securities	—	—	—	—	—	—	(0.2)	—	0.2	—
Non-GAAP tax adjustments**	—	—	—	—	—	—	—	24.7	(24.7)	(0.18)
Adjusted	1,074.5	$359.3	$28.9	$243.6	$—	$86.8	$28.9	$13.0	$44.9	$0.33
As a % of reported net sales		33.4%	2.7%	22.7%		8.1%	2.7%	1.2%	4.2%
Adjusted effective tax rate								22.5%

			Diluted weighted average shares outstanding
			Reported							134.0
			Effect of dilution as reported amount was a loss, while adjusted amount was income***							1.6
			Adjusted							135.6

*Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
**The non-GAAP tax adjustments are primarily due to $13.6 million tax expense related to pre-tax non-GAAP adjustments, and the removal of the following reported items: (1) $17.2 million tax benefit on dispositions of entities, offset by (2) $6.0 million tax expense for non-recurring legal entity restructuring.

***In the period of a net loss, reported diluted shares outstanding equal basic shares outstanding.

TABLE I (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)
	Three Months Ended April 3, 2021
Consolidated Continuing Operations	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Restructuring, Impairment Charges, and Other Operating Income	Operating Income	Interest, Other, and Change in Financial Assets	Income Tax Expense (Benefit)	Income (Loss) from continuing operations*	Diluted Earnings (Loss) per Share*
Reported	$1,010.0	$368.4	$31.1	$284.2	$1.7	$51.4	$34.4	$14.2	$2.8	$0.02
As a % of reported net sales		36.5%	3.1%	28.1%	0.2%	5.1%	3.4%	1.4%	0.3%
Effective tax rate								84.0%
Pre-tax adjustments:
Amortization expense primarily related to acquired intangible assets	$—	$23.0	$(0.5)	$(32.1)	$—	$55.6	$(1.2)	$—	$56.8	$0.43
Restructuring charges and other termination benefits	—	—	—	—	(1.7)	1.7	—	—	1.7	0.01
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	(0.8)	—	0.8	—	—	0.8	0.01
Unusual litigation	—	—	—	(3.4)	—	3.4	—	—	3.4	0.03
(Gain) loss on divestitures	—	—	—	—	—	—	(0.4)	—	0.4	—
Indirect RX business support costs**	—	0.6	(0.1)	(4.9)	—	5.6	—	—	5.6	0.04
Non-GAAP tax adjustments***	—	—	—	—	—	—	—	4.8	(4.8)	(0.04)
Adjusted	$1,010.0	$392.0	$30.5	$243.0	$—	$118.5	$32.8	$19.0	$66.7	$0.50
As a % of reported net sales		38.8%	3.0%	24.1%		11.7%	3.2%	1.9%	6.6%
Adjusted effective tax rate								22.2%

						Diluted weighted average shares outstanding
						Reported				134.6

*Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
**Includes certain costs, which are reported in GAAP continuing operations but were previously allocated to the RX business. On a go-forward basis, such costs will either be covered by the transition services agreement or eliminated following closing. Accordingly, we do not believe such operational costs are representative of the future expenses of our continuing operations.
***The non-GAAP tax adjustments are primarily due to: (1) $13.6 million of tax expense related to pre-tax non-GAAP adjustments calculated based upon their jurisdictional income tax rates and (2) removal of $8.8 million tax expense related to non-recurring intra-entity transfers of intellectual property and valuation allowance releases in the U.S.

TABLE II
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)
	Three Months Ended					Three Months Ended
	April 2, 2022					April 3, 2021
Consumer Self-Care Americas	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$710.0	$172.5	$17.7	$79.9	$78.5	$640.5	$194.5	$19.7	$78.8	$95.6
As a % of reported net sales		24.3%	2.5%	11.3%	11.1%		30.4%	3.1%	12.3%	14.9%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	$—	$5.1	$—	$(7.3)	$12.4	$—	$6.1	$(0.1)	$(6.7)	$12.9
(Gain) loss on divestitures	—	—	—	—	(3.6)	—	—	—	—	—
Restructuring charges and other termination benefits	—	—	—	—	—	—	—	—	—	0.4
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	—	—	—	—	(0.8)	0.8
Indirect RX business support costs*	—	—	—	—	—	—	0.6	(0.1)	(0.1)	0.8
Adjusted	$710.0	$177.6	$17.7	$72.6	$87.3	$640.5	$201.2	$19.5	$71.2	$110.5
As a % of reported net sales		25.0%	2.5%	10.2%	12.3%		31.4%	3.0%	11.1%	17.3%

*Includes certain costs, which are reported in GAAP continuing operations but were previously allocated to the RX business. On a go-forward basis, such costs will either be covered by the transition services agreement or eliminated following closing. Accordingly, we do not believe such operational costs are representative of the future expenses of our continuing operations.

TABLE II (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)
	Three Months Ended					Three Months Ended
	April 2, 2022					April 3, 2021
Consumer Self-Care International	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$364.5	$165.3	$11.6	$137.4	$16.2	$369.5	$173.9	$11.4	$145.1	$17.4
As a % of reported net sales		45.3%	3.2%	37.7%	4.4%		47.1%	3.1%	39.3%	4.7%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	$—	$16.4	$(0.4)	$(19.7)	$36.5	$—	$16.9	$(0.4)	$(25.4)	$42.7
Restructuring charges and other termination benefits	—	—	—	—	0.1	—	—	—	—	—
Adjusted	$364.5	$181.7	$11.2	$117.7	$52.8	$369.5	$190.8	$11.0	$119.7	$60.1
As a % of reported net sales		49.8%	3.1%	32.3%	14.5%		51.6%	3.0%	32.4%	16.3%

TABLE III
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED NET SALES GROWTH - SELECTED SEGMENTS
(in millions)
(unaudited)

	Three Months Ended				Organic &
	April 2, 2022	April 3, 2021	Total Change	FX Change	Constant Currency Change
Reported Net sales
Consolidated Continuing Operations	$1,074.5	$1,010.0	6.4%	3.3%	9.7%
CSCA	$710.0	$640.5	10.9%	—%	10.9%
CSCI	$364.5	$369.5	(1.4)%	9.1%	7.7%

CSCI Net Sales
Skincare and personal hygiene	$101.9	$107.0	(4.8)%	9.7%	4.9%
Upper respiratory	61.4	42.9	43.1%	13.5%	56.6%
Vitamins, minerals, and supplements	47.9	59.0	(18.8)%	8.3%	(10.5)%
Pain and sleep aids	51.7	49.0	5.5%	8.0%	13.5%
Healthy lifestyle	42.7	50.3	(15.1)%	7.5%	(7.6)%
Oral care	24.4	25.5	(4.3)%	9.8%	5.5%
Digestive health and other	9.2	8.5	8.2%	5.9%	14.1%
Other CSCI	25.3	27.3	(7.3)%	6.9%	(0.4)%
Total CSCI Net Sales	$364.5	$369.5	(1.4)%	9.1%	7.7%

TABLE IV
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED AND SEGMENT INFORMATION
(in millions)
(unaudited)
	Three Months Ended
	April 2, 2022	April 3, 2021	Total Change
Adjusted operating income
Consolidated Continuing Operations	$86.8	$118.5	(26.8)%
CSCI Continuing Operations	$52.8	$60.1	(12.1)%

Net cash from operating activities	79.1
Adjusted net income	44.9
Net cash from operations to adjusted net income	176%

TABLE V
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions)
(unaudited)
Three Months Ended
Consolidated Continuing Operations	April 2, 2022
Adjusted diluted earnings per share	$0.33
Foreign currency translation	0.04
Adjusted diluted earnings per share excluding foreign currency translation	$0.37